EXHIBIT 4.4

AGENCY AGREEMENT WITH PRIMARY CAPITAL INC.
DATED OCTOBER 1, 2010

AGENCY AGREEMENT
October 20, 2010

Mill City Gold Corp.
4719 Chapel Road NW
Calgary, AB T2L 1A7

Attention:        James R. Brown, President & Chief Executive Officer

Dear Sir:

Re:         Private Placement of Flow-Through Shares and Units

Primary Capital Inc. (the “Agent”) understands that:

(a)	Mill City Gold Corp. (the “Corporation”) is authorized to issue an unlimited number of Common Shares (as hereinafter defined) and an unlimited number of preferred shares (“Preferred Shares”).

(b)
As at October 19, 2010, 51,794,207 Common Shares were issued and outstanding as fully paid and non-assessable shares and an aggregate of 15,739,999 Common Shares were reserved for issue pursuant to outstanding options, warrants, share incentive plans, convertible and exchangeable securities and other rights to acquire Common Shares as set out in Schedule A.

(c)	As at October 19, 2010, no Preferred Shares were issued and outstanding or reserved for issue.

(d)
The Corporation is prepared to issue and sell Flow-Through Shares (as hereinafter defined) at a price of $0.10 per Flow-Through Share (the “Flow-Through Offering”) and Units (as hereinafter defined) at a price of $0.10 per Unit (the “Unit Offering”).  Each Unit shall be comprised of one Common Share (a “Unit Share”) and one-half of one Common Share purchase warrant (each whole Common Share purchase warrant, a “Warrant”).  Each Warrant shall entitle the holder thereof to acquire one Warrant Share (as hereinafter defined) at a exercise price of $0.15 per Warrant Share at any time during the 24 month period following the Closing Date (as hereinafter defined).

(e)	The aggregate gross proceeds of the Flow-Through Offering and the Unit Offering (collectively, the “Offering”) will be up to $1,500,000.

Based upon the understanding of the Agent set out above and upon the terms and subject to the conditions contained hereinafter, upon the acceptance hereof by the Corporation, the Corporation hereby appoints the Agent to act as the sole and exclusive agent of the Corporation to solicit, on a reasonable best efforts basis, offers to purchase the Offered Securities, and the Agent hereby agrees to act as such agent.  It is understood and agreed that the Agent will offer the Offered Securities (as hereinafter defined) on a private placement best efforts basis to raise gross proceeds of up to $1,500,000 in the Offering Jurisdictions (as hereinafter defined).

1.	Definitions, Interpretations and Schedules

(a)	Definitions: Whenever used in this Agreement:

(i)	“Agent” means Primary Capital Inc.;

(ii)
“Agreement” means the agreement resulting from the acceptance by the Corporation of the offer made by the Agent herein, including the schedules attached hereto, as amended or supplemented from time to time;

(iii)
“Ancillary Documents” means all agreements, indentures, certificates (including the Warrant Certificates, Broker Warrant Certificates and Broker Warrant Underlying Warrant Certificates) and documents executed and delivered, or to be executed and delivered, by the Corporation in connection with the transactions contemplated by this Agreement or the Subscription Agreements and includes the Subscription Agreements;

(iv)	“Auditor” means D&H Group LLP, the auditor of the Corporation;

(v)
“BC Act” means the Securities Act (British Columbia) and the regulations thereunder, together with the instruments, policies, rules, orders, codes, notices and interpretation notes of the British Columbia Securities Commission, as amended, supplemented or replaced from time to time;

(vi)	“Broker Units” means those Units issuable upon exercise of the Broker Warrants;

(vii)	“Broker Warrant Certificates” means the certificates representing the Broker Warrants;

(viii)	“Broker Warrant Shares” means those Common Shares comprising part of the Units issuable upon exercise of the Broker Warrants (which will not be Flow-Through Shares);

(ix)	“Broker Warrant Underlying Warrant Certificate” means the certificates representing the Broker Warrant Underlying Warrants;

(x)	“Broker Warrant Underlying Warrant Shares” means the Common Shares issuable upon exercise of the Broker Warrant Underlying Warrants (which will not be Flow-Through Shares);

(xi)	“Broker Warrant Underlying Warrants” means those Warrants comprising part of the Broker Units issuable upon exercise of the Broker Warrants;

(xii)	“Broker Warrants” means the broker warrants to purchase Broker Units issuable to the Agent in connection with the Offering as part of its Commission;

(xiii)	“Business Day” means a day on which Canadian chartered banks are open for the transaction of regular business in the City of Vancouver, British Columbia and the City of Toronto, Ontario;

(xiv)
“Canadian Exploration Expense” or “CEE” means one or more expenses referred to in paragraph (f) of the definition of Canadian exploration expense in subsection 66.1(6) of the Tax Act other than amounts which are prescribed to be “Canadian exploration and development overhead expense” for the purposes of paragraph 66(12.6)(b) of the Tax Act or the cost of acquiring or obtaining the use of seismic data described in paragraph 66(12.6)(b.1) of the Tax Act or any expenses for prepaid services or rent that do not qualify as outlays and expenses for the period as described in the definition “expense” in subsection 66(15) of the Tax Act;

(xv)	“Closing” means the closing of the purchase and sale of the Offered Securities subscribed for by the Purchasers pursuant to the Subscription Agreements;

(xvi)	“Closing Date” means October 20, 2010 or such other date as the Corporation and the Agent may mutually agree upon in writing, but in any event not later than October 31, 2010;

(xvii)	“Closing Time” means 7:30 a.m. (Vancouver time) on the Closing Date or such other time on the Closing Date as the Corporation and the Agent may mutually agree upon in writing;

(xviii)	“Commitment Amount” means the aggregate amount paid by the FT Purchasers for the Flow-Through Shares;

(xix)	“Common Shares” means the common shares in the capital of the Corporation as constituted on the date hereof;

(xx)
“Corporation” means Mill City Gold Corp., a corporation existing under the Business Corporations Act (British Columbia) and includes any successor corporation thereto, and as applicable, its wholly owned subsidiary, Mill City Gold, Inc.;

(xxi)	“CRA” means Canada Revenue Agency;

(xxii)	“Debt Instrument” means any loan, bond, debenture, promissory note or other instrument evidencing indebtedness (demand or otherwise) for borrowed money or other liability;

(xxiii)	“Dollars” or “$” means lawful money of Canada;

(xxiv)	“Expenditure Period” means the period commencing on the Closing Date and ending on the Termination Date;

(xxv)	“Flow-Through Mining Expenditure” means an expense which would constitute a “flow-through mining expenditure” as defined in subsection 127(9) of the Tax Act;

(xxvi)	“Flow-Through Offering” means the offering of Flow-Through Shares to be offered for sale on a private placement basis pursuant to NI 45-106, through the Agent;

(xxvii)	“Flow-Through Shares” means the Common Shares which are “flow-through shares” as defined in subsection 66(15) of the Tax Act;

(xxviii)	“FT Purchasers” means the purchasers of Flow-Through Shares pursuant to the Flow-Through Offering;

(xxix)
“FT Subscription Agreements” means the subscription and renunciation agreements entered into between the Corporation and the FT Purchasers in respect of the Flow-Through Shares, pursuant to the Flow-Through Offering;

(xxx)	“Information” means all information regarding the Corporation that is, or becomes, publicly available on SEDAR;

(xxxi)	“June 30, 2010 Financial Statements” has the meaning given to such term in section 8(u) of this Agreement;

(xxxii)	“NI 45-106” means National Instrument 45-106 - Prospectus and Registration Exemptions of the Canadian Securities Administrators;

(xxxiii)	“Offered Securities” means, collectively, the Flow-Through Shares and the Units to be issued and sold pursuant to the Offering;

(xxxiv)	“Offering” means, collectively, the Flow-Through Offering and the Unit Offering;

(xxxv)
“Offering Jurisdictions” means, collectively, the Provinces of Ontario, British Columbia and Alberta and such other provinces and territories of Canada as may be mutually agreed upon by the Agent and the Corporation, and in respect of the Units, jurisdictions outside of North America, where the Offered Securities are offered to prospective purchasers, as the context permits or requires;

(xxxvi)
“Person” means an individual, a firm, a corporation, a syndicate, a partnership, a trust, an association, an unincorporated organization, a joint venture, an investment club, a government or an agency or political subdivision thereof and every other form of legal or business entity of any nature or kind whatsoever;

(xxxvii)	“Preferred Shares” means the preferred shares in the capital of the Corporation as constituted on the date hereof;

(xxxviii)
“Prescribed Forms” means the forms prescribed from time to time under subsection 66(12.7) of the Tax Act and under the applicable provision of the Taxation Act (Québec) as described in paragraph 1(e) hereof filed or to be filed by the Corporation within the prescribed times renouncing to the FT Purchasers the Resource Expenses incurred pursuant to the FT Subscription Agreements and all parts or copies of such forms required by the CRA and under the Taxation Act (Québec) as described in paragraph 1(e) hereof to be delivered to the FT Purchasers;

(xxxix)
“Prescribed Relationship” means a relationship between the Corporation and a Person where such Person and the Corporation are related or otherwise do not deal at arm’s length for purposes of the Tax Act;

(xl)
“Property Agreements” means the agreements related to the material properties of the Corporation which include, collectively: the option and joint venture agreement with Temex dated September 22, 2010 related to the Croxall property and the option and joint venture agreement made September 2, 2008 with Temex and Rainy Mountain Royalty Corp. related to the GP2 property, and amendments thereto;

(xli)
“Purchase Price” means, as the context requires, the price to be paid by the Purchasers for each Flow-Through Share or Unit under the Offering, being $0.10 per Flow-Through Share and $0.10 per Unit, respectively;

(xlii)	“Purchasers” means, collectively, the purchasers of the Offered Securities;

(xliii)	“Reporting Provinces” means, collectively, the Provinces of British Columbia, Alberta and Quebec;

(xliv)
“Resource Expense” means an expense which is CEE, which qualifies as a Flow-Through Mining Expenditure that is incurred on or after the Closing Date and on or before the Termination Date which will be renounced by the Corporation pursuant to subsections 66(12.6) and 66(12.66) of the Tax Act with an effective date not later than December 31, 2010 and in respect of which, but for the renunciation, the Corporation would be entitled to a deduction from income for income tax purposes;

(xlv)	“Securities Commissions” means, collectively, the securities regulatory authorities of the Offering Jurisdictions or the Reporting Provinces, as applicable;

(xlvi)	“Securities Laws” means the securities legislation and regulations of, and the instruments, policies, rules, orders, codes, notices, interpretation notes and policy statements of the applicable securities regulatory authorities in each of the provinces of Canada, and the rules of the Stock Exchange;

(xlvii)	“Stock Exchange” means the TSX Venture Exchange;

(xlviii)	“Stock Option Plan” means the incentive stock option plan of the Corporation;

(xlix)	“Subject Shares” means, collectively, the Flow-Through Shares, the Unit Shares, the Warrant Shares, the Broker Warrant Shares and Broker Warrant Underlying Warrant Shares;

(l)
“Subscription Agreements” means, collectively, the FT Subscription Agreements and the subscription agreements to be entered into between the Corporation and each of the Purchasers with respect to the purchase of Units;

(li)
“Tax Act” means the Income Tax Act (Canada), and all rules and regulations made pursuant thereto, all as may be amended, re-enacted or replaced from time to time and any proposed amendments thereto announced publicly from time to time;

(lii)	“Temex” means Temex Resources Corp;

(liii)	“Termination Date” means December 31, 2011;

(liv)	“Unit” means a unit of the Corporation, comprised of one Unit Share and one-half of one Warrant;

(lv)	“Unit Offering” means the offering of Units to be offered for sale on a private placement basis pursuant to NI 45-106, through the Agent;

(lvi)	“Unit Shares” means the Common Shares comprising part of the Units;

(lvii)	“United States” means the United States of America, its territories and possessions, any State of the United States and the District of Columbia;

(lviii)	“Warrant Certificates” means the certificates representing the Warrants;

(lix)	“Warrant Shares” means the Common Shares issuable upon the exercise of the Warrants; and

(lix)
“Warrants” means the Common Share purchase warrants of the Corporation comprising part of the Units with each whole Warrant entitling the holder thereof to acquire one Warrant Share at an exercise price of $0.15 at any time during the 24 month period after the Closing Date.

(b)
Other Defined Terms:  Whenever used in this Agreement, the words and terms “affiliate”, “associate”, “material fact”, “material change”, “misrepresentation”, “senior officer” and “subsidiary” shall have the meaning given to such word or term in the BC Act unless specifically provided otherwise herein.

(c)
Plural and Gender:  Whenever used in this Agreement, words importing the singular number only shall include the plural and vice versa and words importing the masculine gender shall include the feminine gender and neuter.

(d)	Currency: All references to monetary amounts in this Agreement are to lawful money of Canada.

(e)
Taxation Act (Québec):  Any reference to a word or term defined in the Tax Act includes, for purposes of Québec income taxation, a reference to the equivalent word or term, if any, defined in the Taxation Act (Québec) and all rules and regulations made pursuant thereto, all as may be amended, re-enacted or replaced from time to time and any proposed amendments thereto as may be announced publicly from time to time.  Any reference to the Tax Act or a provision thereof includes, for purposes of Québec income taxation, a reference to the Taxation Act (Québec) or the equivalent provision thereof as such act may be amended, re-enacted or replaced from time to time.  Any reference to a filing or similar requirement imposed under the Tax Act includes, for purposes of Québec income taxation, a reference to the equivalent filing or similar requirement, where applicable, under the Taxation Act (Québec) as such act may be amended, re-enacted or replaced from time to time; provided that, if no filing or similar requirement is provided under the Taxation Act (Québec), a copy of any material filed under the Tax Act shall be filed with the ministère du Revenu du Québec.

(f)	Schedules: The following schedules are attached to this Agreement and are deemed to be a part of and incorporated in this Agreement:

Schedule	Title
A	Outstanding Convertible Securities
B	Property Interests

2.	The Offered Securities

(a)	Offered Securities: The Offered Securities consist of Flow-Through Shares and Units to be sold under the Offering.

(b)
Incurring and Renouncing of CEE:  The Corporation hereby agrees to incur Resource Expenses in an amount equal to the Commitment Amount on or before the Termination Date in accordance with the FT Subscription Agreements and agrees to renounce to the FT Purchasers, with an effective date no later than December 31, 2010, pursuant to subsection 66(12.6) of the Tax Act, and in respect of Resource Expenses incurred in 2011, pursuant to subsections 66(12.6)

and 66(12.66) of the Tax Act, Resource Expenses in an amount equal to the Commitment Amount.

(c)
Renunciation:  The Corporation shall deliver to the FT Purchasers, on or before February 15, 2011, the relevant Prescribed Forms (including T-101 Forms), fully completed and executed, renouncing to each FT Purchaser, Resource Expenses in an amount equal to the Commitment Amount applicable to such FT Purchaser with an effective date of no later than December 31, 2010, such delivery constituting the authorization of the Corporation to the FT Purchasers to file such Prescribed Forms with applicable taxation authorities.

(d)
The Warrants:  The terms and conditions, and the material attributes and characteristics, of the Warrants shall be satisfactory to the Corporation and the Agent and consistent with the provisions of this Agreement.  Such terms and conditions, and material attributes and characteristics, will be contained in the Warrant Certificates which will contain, among other things, anti-dilution provisions and provisions for the appropriate adjustment in the class and number of Warrant Shares or other securities to be received on the exercise of Warrants upon the occurrence of certain events, including any subdivision, consolidation or reclassification of the Common Shares or any payment of dividends or the amalgamation of, or other reorganization involving, the Corporation.  Subject to adjustment in accordance with the provisions of the Warrant Certificates, each whole Warrant shall entitle the holder thereof to purchase one Warrant Share at an exercise price of $0.15 per Warrant Share for a period of 24 months following the Closing Date.

3.	The Offering

(a)
Sale on Exempt Basis:  The Agent will use its reasonable best efforts to arrange for Purchasers of the Offered Securities in the Offering Jurisdictions. The Agent shall offer for sale on behalf of the Corporation the Offered Securities in the Offering Jurisdictions in compliance with the Securities Laws of the Offering Jurisdictions and only to such Persons and in such manner so that, pursuant to the provisions of the Securities Laws of the Offering Jurisdictions, no prospectus, registration statement or offering memorandum or other similar document need be filed with, or delivered to, any Securities Commission in any Offering Jurisdiction in connection therewith.

(b)
Agency Group:  The Corporation agrees that the Agent has the right to invite one or more investment dealers to form an agency group to participate in the soliciting of offers to purchase the Offered Securities.  The Agent shall have the exclusive right to control all compensation arrangements between the members of the agency group.  The Corporation grants all of the rights and benefits of this Agreement to any investment dealer who is a member of any agency group formed by the Agent and appoints the Agent as trustee of such rights and benefits for all such investment dealers, and the Agent hereby accepts such trust and agrees to hold such rights and benefits for and on behalf of all such investment dealers.  The Agent shall ensure that any investment dealer who is a member of any agency group or syndicate formed by the Agent pursuant to the provisions of this subsection 3(b) or with whom the Agent has a contractual relationship with respect to the Offering, if any, agrees with the Agent to comply with the covenants and obligations given by the Agent herein.

(c)
Covenants of the Agent:  The Agent covenants with the Corporation that (i) it will comply with the Securities Laws of the Offering Jurisdictions in which they solicit or procure subscriptions for Offered Securities in connection with the Offering, (ii) it will not solicit or procure subscriptions for Offered Securities so as to require the registration thereof or the filing of a prospectus with respect thereto under the laws of any jurisdiction, and (iii) it will obtain from each Purchaser an executed Subscription Agreement in a form acceptable to the Corporation and the Agent, acting reasonably. The Agent represents and warrants that it is, and, to the best of its knowledge, each member of any agency group formed by the Agent is:

(i)
an "accredited investor" within the meaning of such term as defined in NI 45-106 by virtue of being a person in respect of which all of the owners of interests, direct, indirect or beneficial, except the voting securities required by law to be owned by directors, are persons that are accredited investors; and

(ii)
registered in a category permitting it to participate in the distribution of the Offered Securities as contemplated in this Agreement and has complied with all applicable laws applicable to its registration in connection with its involvement in the Offering.

(d)
Filings:  The Corporation undertakes to file or cause to be filed all forms and undertakings required to be filed by the Corporation in connection with the Offering so that the distribution of the Offered Securities may lawfully occur in the Offering Jurisdictions without the necessity of filing a prospectus or an offering memorandum in Canada and the Agent undertakes to use its commercially reasonable best efforts to cause the Purchasers of the Offered Securities to complete (and it shall be a condition of closing in favour of the Corporation that the Purchasers complete and deliver to the Corporation) any forms and undertakings required by the Securities Laws of the Offering Jurisdictions.  All fees payable in connection with such filings shall be at the expense of the Corporation.

(e)
No Offering Memorandum:  Neither the Corporation nor the Agent shall provide to prospective purchasers of Offered Securities any document or other material that would constitute an offering memorandum within the meaning of the Securities Laws of the Offering Jurisdictions.

4.	Due Diligence

The Corporation shall allow the Agent to conduct all due diligence investigations, including meeting with senior management of the Corporation, the Auditor and legal counsel to the Corporation, as the Agent shall consider appropriate in connection with the Offering.

5.	Deliveries By Closing Time

(a)	Deliveries: By the Closing Time:

(i)
all actions required to be taken by or on behalf of the Corporation including, without limitation, the passing of all required resolutions of the directors, including committees of the directors, and shareholders of the Corporation, shall have occurred in order to complete the transactions contemplated by this Agreement and the Subscription Agreements, including, without limitation, to issue the Flow-Through Shares and Unit Shares, to create and issue the Warrants and the Broker Warrants, to allot and reserve for issuance the Broker Warrant Underlying Warrants and Broker Warrant Underlying Warrant Shares and a certified copy of all such resolutions shall have been delivered by the Corporation to the Agent;

(ii)	the Corporation shall have delivered or caused to be delivered to the Agent:

(A)
a favourable legal opinion dated the Closing Date of counsel to the Corporation, DuMoulin Black LLP and favourable legal opinions of local counsel and tax counsel, acceptable to the Agent, which counsel may rely on a certificate of a senior officer of the Corporation with respect to the factual matters addressed in such opinion addressed to, among others, the Agent and the Purchasers in form and substance acceptable to the Agent and its counsel,

(B)
a certificate dated the Closing Date signed by an appropriate officer of the Corporation and addressed to, among others, the Agent and the Purchasers with respect to the articles of the Corporation, the resolutions of the directors and shareholders, if any, of the Corporation and any other corporate action taken relating to this Agreement and the Ancillary Documents and with respect to such other matters as the Agent may reasonably request, and including specimen signatures of the signing officers of the Corporation,

(C)
a certificate dated the Closing Date addressed to, among others, the Agent and the Purchasers signed by the chief executive officer and the chief financial officer of the Corporation or any two other senior officers of the Corporation acceptable to the Agent acknowledging that the Agent and the Purchasers are relying on such certificate, the Subscription Agreement and the Information in deciding to invest, certifying for and on behalf of the Corporation to the best or their knowledge, information and belief that:

(I)
no order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of the Corporation (including the Offered Securities) has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or threatened, or to the knowledge of such officers, are pending or contemplated by any regulatory authority;

(II)	the Corporation has duly complied with all the terms, covenants and conditions of this Agreement on its part to be complied with up to the Closing Time;

(III)
the representations and warranties of the Corporation contained in this Agreement are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated by this Agreement,

(IV)
since December 31, 2009, except as disclosed in the Information, there has been no material adverse change (whether actual, anticipated, proposed, prospective or threatened) in the financial condition, assets, liabilities (contingent or otherwise), business, affairs, operations or prospects of the Corporation or in the capital of the Corporation; and

(V)	no transaction of a nature material to the Corporation has been entered into by the Corporation, except as disclosed in the Information,

(D)
favourable title opinions dated as of a recent date addressed to the Agent and the Purchasers in form and substance acceptable to the Agent and its counsel, acting reasonably with respect to title to the Croxall property and the GP2 property,

(E)	a Subscription Agreement from each Purchaser accepted by the Corporation,

(F)	definitive certificates representing the Flow-Through Shares, Unit Shares and Warrants registered in the names of the Purchasers or in such other name or names as the Purchasers or the Agent may direct,

(G)	definitive certificates representing the Broker Warrants registered in the name of the Agent or in such other name or names as the Agent may direct, and

(H)	such further documents as may be contemplated by this Agreement or as the Agent may reasonably require,

all in form and substance satisfactory to the Agent;

(iii)	the Agent shall have delivered or cause to be delivered to the Corporation:

(A)
payment in an aggregate amount equal to: (i) the aggregate Purchase Price for the Offered Securities net of the commission payable by the Corporation to the Agent as provided for in section 7 of this Agreement and the expenses payable by the Corporation to the Agent as provided for in section 12 of this Agreement; and (ii) the Commitment Amount, by cheque, bank draft or wire transfer payable to the Corporation against delivery from the Corporation to the Agent of a receipt for such amounts,

(B)	a Subscription Agreement signed by or on behalf of each Purchaser, and

(C)	such further documents as may be contemplated by this Agreement or as the Corporation may reasonably require, all in form and substance satisfactory to the Corporation.

6.	Closing

(a)	Closing: The Closing shall be completed at the offices of counsel for the Corporation at the Closing Time on the Closing Date.

(b)
Conditions of Closing:  The following are conditions precedent to the obligation of the Agent to complete the Closing and of the Purchasers to purchase the Offered Securities, which conditions the Corporation hereby covenants and agrees to use its commercially reasonable efforts to fulfill within the time set out herein therefor, and which conditions may be waived in writing in whole or in part by the Agent:

(i)
the Corporation shall have received all necessary approvals and consents, including all necessary regulatory approvals and consents (including those of the Stock Exchange) required for the completion of the transaction contemplated by this Agreement, all in a form satisfactory to the Agent, acting reasonably, and the Stock Exchange shall have conditionally approved the listing thereon of the Subject Shares, subject to the fulfillment of normal conditions;

(ii)	receipt by the Agent of the documents set forth in section 5 of this Agreement to be delivered to the Agent;

(iii)
the representations and warranties of the Corporation contained herein being true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated hereby;

(iv)	the Corporation having complied with all covenants, and satisfied all terms and conditions, contained herein to be complied with and satisfied by the Corporation at or prior to the Closing Time; and

(v)	the Agent not having previously terminated its obligations pursuant to this Agreement.

7.	Fee

(a)
Commission:  In consideration of the agreement of the Agent to act as Agent of the Corporation in respect of the Offering, and in consideration of the services performed and to be performed by the Agent in connection therewith, including, without limitation:

(i)	acting as agent of the Corporation to solicit offers to purchase the Offered Securities;

(ii)	participating in the preparation of the form of the Subscription Agreements and certain of the Ancillary Documents; and

(iii)	advising the Corporation with respect to the private placement of the Offered Securities;

the Corporation shall pay to the Agent or as the Agent may otherwise direct at the Closing Time against receipt of payment of the aggregate Purchase Price for the Offered Securities, a cash commission equal to 6% of the aggregate Purchase Price for the Offered Securities, out of the proceeds of the Offering. In addition, the Agent will receive Broker Warrants which will entitle the Agent to purchase that number of Broker Units as is equal to 10% of the number of Offered Securities sold, exercisable at a price of $0.10 per Broker Unit at any time during the 24 month period after the Closing Date.

For greater certainty, in the event that Closing does not occur, no cash commission will be payable to the Agent and no Broker Warrants will be issuable to the Agent.

8.	Representations and Warranties

The Corporation hereby represents and warrants to the Agent and the Purchasers, and acknowledges that the Agent and the Purchasers are relying upon each of such representations and warranties in completing the Closing, as follows:

(a)
Incorporation and Organization:  The Corporation has been amalgamated and organized and is a valid and subsisting corporation under the laws of its jurisdiction of amalgamation and has all requisite corporate power and authority to carry on its business as now conducted or proposed to be conducted and to own or lease and operate the property and assets thereof and the Corporation has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the Ancillary Documents and to carry out the obligations thereof hereunder and thereunder.

(b)
Extra-provincial Registration:  The Corporation is licensed, registered or qualified as an extra-provincial or foreign corporation in all jurisdictions where the character of the property or assets thereof owned or leased or the nature of the activities conducted by it make licensing, registration or qualification necessary and is carrying on the business thereof in compliance with all applicable laws, rules and regulations of each such jurisdiction.

(c)
Authorized Capital:  The Corporation is authorized to issue an unlimited number of Common Shares of which, as of October 19, 2010, 51,794,207 Common Shares were issued and outstanding as fully paid and non-assessable shares. The Corporation is also authorized to issue an unlimited number of Preferred Shares, of which as of October 19, 2010, no Preferred Shares were issued and outstanding.

(d)
Listing:  The Common Shares are listed on the Stock Exchange and the Subject Shares will, at the time of issue of the Offered Securities, have been conditionally accepted for listing on the Stock Exchange and any other consents or approvals required by the Stock Exchange in respect of the Offering, to the extent necessary to be obtained, shall have been obtained. The Corporation has not issued, or agreed to issue, any Common Shares or any securities exchangeable or exercisable for, or convertible into, Common Shares at an effective price per Common Share which is less than the Purchase Price during the 60 day period immediately preceding the date hereof. except for Common Shares issued pursuant to the Property Agreements.

(e)
Certain Securities Law Matters:  The Corporation is a reporting issuer or the equivalent in the Reporting Provinces and is not in default of any requirement of the Securities Laws of any of such provinces.

(f)
Resale of Securities:  None of the Subject Shares, Warrants or Broker Warrant Underlying Warrants will be subject to a restricted period or statutory hold period under the Securities Laws of the Offering Jurisdictions or to any resale restriction under the policies of the Stock Exchange which extends beyond four months and one day after the Closing Date.

(g)
Rights to Acquire Securities:  No Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any of the unissued shares or other securities of the Corporation, except for, as at October 19, 2010, an aggregate of 15,489,999 Common Shares were reserved for issue pursuant to outstanding options, warrants, share incentive plans, convertible, exercisable and exchangeable securities and other rights to acquire Common Shares (including property acquisitions), as set out in Schedule A.

(h)
Rights Plan:  The directors of the Corporation have not adopted a shareholder rights plan or a similar plan and the Corporation is not party to what is commonly referred to as a shareholder rights plan agreement.

(i)
No Pre-emptive Rights:  The issue of the Offered Securities will not be subject to any pre-emptive right or other contractual right to purchase securities granted by the Corporation or to which the Corporation is subject.

(j)
Offered Securities:  The execution of this Agreement and the Subscription Agreements, the issue by the Corporation to the Purchasers of the Flow-Through Shares, Unit Shares and Warrants (and Warrant Shares on exercise of the Warrants), the issue by the Corporation to the Agent of the Broker Warrants (and Broker Warrant Shares and Broker Warrant Underlying Warrants on exercise of the Broker Warrants and Broker Warrant Underlying Warrant Shares on exercise of the Broker Warrant Underlying Warrants) will be exempt from the registration and prospectus requirements of the Securities Laws of the Offering Jurisdictions.

(k)
Subsidiaries:  The Corporation does not have any subsidiaries within the meaning of the BC Act other than its wholly owned subsidiary, Mill City Gold, Inc. and all of the outstanding shares of Mill City Gold, Inc. are issued and outstanding as fully paid and non assessable shares and 100% of such outstanding shares, are legally and beneficially owned, directly or indirectly by the Corporation and no Person has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement for the purchase, acquisition, subscription for or issue of any such shares or for the issue or allotment of any unissued shares or other securities convertible or exchangeable for any such shares of Mill City Gold, Inc.

(l)
Issue of Offered Securities:  All necessary corporate action has been taken to authorize the issue and sale of, and the delivery of certificates representing, the Flow-Through Shares, Unit Shares and Warrants and, upon payment of the requisite consideration therefor, the Flow-Through Shares and Unit Shares will be validly issued as fully paid and non-assessable Common Shares, the Warrants will be validly created, authorized and issued, the Warrant Shares will be validly allotted and reserved for issuance, and upon the valid exercise of the Warrants, including receipt of the requisite consideration therefore, the Warrant Shares will be validly issued as fully paid and non-assessable Common Shares.

(m)
Issue of Broker Warrants:  All necessary corporate action has been taken to validly create and authorize the issue and the delivery of the Broker Warrants and to validly create, authorize, allot and reserve for issuance the Broker Warrant Shares and Broker Warrant Underlying Warrants upon exercise of the Broker Warrant and the Broker Warrant Underlying Warrant Shares upon valid exercise of the Broker Warrant Underlying Warrants.  Upon receipt of the requisite consideration thereof, the Broker Warrants and Broker Warrant Underlying Warrants, as applicable, will be validly issued and, upon the valid exercise of the Broker Warrants, including receipt of the requisite consideration therefor, in accordance with the terms of the Broker Warrant Certificates, the Broker Warrant Shares on exercise of the Broker Warrants will be validly issued as fully paid and non-assessable Common Shares and, upon the valid exercise of the Broker Warrant Underlying Warrants in accordance with the terms of the Broker Warrants Underlying Warrant Certificates, the Broker Warrant Underlying Warrant Shares on exercise of the Broker Warrant Underlying Warrants will be validly issued as fully paid and non-assessable Common Shares.

(n)
Consents, Approvals and Conflicts:  None of the offering and sale of the Offered Securities, the execution and delivery of this Agreement or the Ancillary Documents, the compliance by the Corporation with the provisions of this Agreement and the Ancillary Documents or the consummation of the transactions contemplated herein and therein including, without limitation, the incurring of Resource Expenses, the issue of the Offered Securities to the Purchasers for the consideration and upon the terms and conditions as set forth herein, the issue of the Broker Warrants to the Agent for the consideration and upon the terms and conditions as set forth herein, and the issue of the Broker Warrant Shares and Broker Warrant Underlying Warrants for the consideration and upon the terms and conditions set forth in the Broker Warrant Certificates, the issue of the Broker Warrant Underlying Warrant Shares for the consideration and upon the terms and conditions set forth in the Broker Warrant Underlying Warrant Certificates and the issue of the Warrant Shares for the consideration and upon the terms and conditions set forth in the Warrant Certificates, do or will (i) require the consent, approval, or authorization, order or agreement of, or registration or qualification with, any governmental agency, body or authority, court, stock exchange, securities regulatory authority or other Person, except (A) such as have been obtained, or (B) such as may be required under the Securities Laws of the Offering Jurisdictions and the policies of the Stock Exchange and will be obtained by the Closing Date, or (ii) conflict with or result in any breach or violation of any of the provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other agreement or instrument to which the Corporation is a party or by which it or any of the properties or assets thereof is bound, or the articles of the Corporation or any resolution passed by the directors (or any committee thereof) or shareholders of the Corporation, or any statute or any judgment, decree, order, rule, policy or regulation of any court, governmental authority, arbitrator, stock exchange or securities regulatory authority applicable to the Corporation or any of the properties or assets thereof which could have a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Corporation.

(o)
Authority and Authorization:  The Corporation has full corporate power and authority to enter into this Agreement and the Ancillary Documents and to do all acts and things and execute and deliver all documents as are required hereunder and thereunder to be done, observed, performed or executed and delivered by it in accordance with the terms hereof and thereof and the Corporation has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and the Ancillary Documents and to observe and perform the provisions of this Agreement and the Ancillary Documents in accordance with the provisions hereof and thereof including, without limitation, the incurring of Resource Expenses, the issue of the Offered Securities to the Purchasers for the consideration and upon the terms and conditions set forth herein, the issue of the Broker Warrants to the Agent for the consideration and upon the terms and conditions as set forth herein, the issue of the Broker Warrant Shares and Broker Warrant Underlying Warrants on exercise of the Broker Warrants for the consideration and upon the terms and conditions set forth in the Broker Warrant Certificates and the issue of the Broker Warrant Underlying Warrant Shares on exercise of the Broker Warrant Underlying Warrants for the consideration and upon the terms and conditions set forth in the Broker Warrant Underlying Warrant Certificates and the issue of the Warrant Shares on exercise of Warrants for the consideration and upon the terms and conditions set forth in the Warrants Certification.

(p)
Validity and Enforceability:  Each of this Agreement, the Subscription Agreements, the Warrant Certificates and the Broker Warrant Certificates has been duly authorized, executed and delivered by the Corporation and constitutes a valid and legally binding obligation of the Corporation enforceable against the Corporation in accordance with the terms thereof.

(q)
Public Disclosure:  Each of the documents which contains any of the Information is, as of the date thereof, in compliance in all material respects with the Securities Laws of the Reporting Provinces and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and such documents collectively constitute full, true and plain disclosure of all material facts relating to the Corporation and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, as of the date hereof.  There is no fact known to the Corporation which the Corporation has not publicly disclosed which materially adversely affects the assets, liabilities (contingent or otherwise), capital, affairs, business, prospects, operations or condition (financial or otherwise) of the Corporation or the ability of the

Corporation to perform its obligations under this Agreement or the Ancillary Documents.

(r)
Timely Disclosure:  The Corporation is in compliance with all timely disclosure obligations under the Securities Laws of the Reporting Provinces and, without limiting the generality of the foregoing, there has not occurred any material adverse change in the assets, liabilities (contingent or otherwise), capital, affairs, business, prospects, operations or condition (financial or otherwise) of the Corporation which has not been publicly disclosed and none of the documents filed by or on behalf of the Corporation pursuant to the Securities Laws of the Reporting Provinces contain a misrepresentation at the date of the filing thereof.

(s)
No Cease Trade Order:  No order preventing, ceasing or suspending trading in any securities of the Corporation or prohibiting the issue and sale of securities by the Corporation has been issued and no proceedings for either of such purposes have been instituted or, to the best of the knowledge of the Corporation, are pending, contemplated or threatened.

(t)
Accounting Controls:  The Corporation maintains a system of internal accounting controls sufficient to provide reasonable assurance that:  (i) transactions are completed in accordance with the general or a specific authorization of management of the Corporation; (ii) transactions are recorded as necessary to permit preparation of consolidated financial statements for the Corporation in conformity with Canadian generally accepted accounting principles and to maintain asset accountability; (iii) access to assets of the Corporation is permitted only in accordance with the general or a specific authorization of management of the Corporation; and (iv) the recorded accountability for assets of the Corporation is compared with the existing assets of the Corporation at reasonable intervals and appropriate action is taken with respect to any differences therein.

(u)
Financial Statements:  The audited consolidated financial statements of the Corporation for the year ended December 31, 2009, together with the auditors’ report thereon and the notes thereto, and the unaudited interim consolidated financial statements of the Corporation for the six months ended June 30, 2010 and the notes thereto (the “June 30, 2010 Financial Statements”), have been prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with prior periods (except as disclosed in such financial statements), are substantially correct in every particular and present fairly the financial condition and position of the Corporation on a consolidated basis, as at the dates thereof and such financial statements contain no direct or implied statement of a material fact which is untrue on the date of such financial statements and do not omit to state any material fact which is required by Canadian generally accepted accounting principles or by applicable law to be stated or reflected therein or which is necessary to make the statements contained therein not misleading.

(v)	Changes in Financial Position: Since June 30, 2010:

(i)	the Corporation has not paid or declared any dividend or incurred any material capital expenditure or made any commitment therefor;

(ii)
the Corporation has not incurred any obligation or liability, direct or indirect, contingent or otherwise, except in the ordinary course of business and which is not, and which in the aggregate are not, material; and

(iii)	the Corporation has not entered into any material transaction;

except in each case as disclosed in the Information.

(w)
Insolvency:  Within the last 10 years, the Corporation has not committed an act of bankruptcy or sought protection from the creditors thereof before any court or pursuant to any legislation, proposed a compromise or arrangement to the creditors thereof generally, taken any proceeding with respect to a compromise or arrangement, taken any proceeding to be declared bankrupt or wound up, taken any proceeding to have a receiver appointed of any of the assets thereof, had any Person holding any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement or other security interest or receiver take possession of any of the property thereof, had an execution or distress become enforceable or levied upon any portion of the property thereof or had any petition for a receiving order in bankruptcy filed against it.

(x)	No Contemplated Changes: The Corporation has not approved, is not contemplating, has not entered into any agreement in respect of, or has any knowledge of:

(i)
the sale, transfer or other disposition of any material property or assets or any interest therein currently owned, directly or indirectly, by the Corporation whether by asset sale, transfer of shares or otherwise; or

(ii)	the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of the Corporation or otherwise) of the Corporation.

(y)
Insurance:  The assets of the Corporation and the business and operations thereof are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in a comparable business in comparable circumstances, such coverage is in full force and effect and the Corporation has not failed to promptly give any notice or present any material claim thereunder.

(z)
Taxes and Tax Returns:  The Corporation has filed in a timely manner all necessary tax returns and notices and has paid all applicable taxes of whatsoever nature for all tax years ending prior to the date hereof to the extent that such taxes have become due or have been alleged by the CRA or other taxing authority to be due and the Corporation is not aware of any tax deficiencies or interest or penalties accrued or accruing, or alleged by the CRA or other taxing authority to be accrued or accruing, thereon where, in any of the above cases, it might reasonably be expected to result in any material adverse change in the condition (financial or otherwise), or in the earnings, business, affairs or prospects of the Corporation on a consolidated basis and there are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax return by the Corporation or the payment of any material tax, governmental charge, penalty, interest or fine against the Corporation.  There are no material actions, suits, proceedings, investigations or claims now pending or, to the best knowledge of the Corporation, threatened against the Corporation which could result in a material liability in respect of taxes, charges or levies of any governmental authority, penalties, interest, fines, assessments or reassessments or any matters under discussion with any governmental authority relating to taxes, governmental charges, penalties, interest, fines, assessments or reassessments asserted by any such authority and the Corporation has withheld (where applicable) from each payment to each of the present and former officers, directors, employees, consultants and suppliers thereof the amount of all taxes and other amounts, including, but not limited to, income tax and other deductions, required to be withheld therefrom, and have paid the same or will pay the same when due to the proper tax or other receiving authority within the time required under applicable tax legislation.

(aa)
Compliance with Laws, Licenses and Permits:  The Corporation has conducted and is conducting the business thereof in compliance in all material respects with all applicable laws, rules, regulations, tariffs, guidelines, orders and directives of each jurisdiction in which it carries on business and possesses all material approvals, consents, certificates, registrations, authorizations, permits and licenses issued by the appropriate provincial, state, municipal, federal or other regulatory agency or body necessary to carry on the business currently carried on, or, except as disclosed in the Information, contemplated to be carried on by it, is in compliance in all material respects with the terms and conditions of all such approvals, consents, certificates, authorizations, permits and licenses and with all laws, rules, regulations, tariffs, guidelines, orders and directives material to the operations thereof, and the Corporation has not received any notice of the modification, revocation or cancellation of, or any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such approval, consent, certificate, authorization, permit or license which, singly or in the aggregate, if the subject of an unfavourable decision, order, ruling or finding, would materially adversely affect the conduct of the business or operations of, or the assets, liabilities (contingent or otherwise), condition (financial or otherwise) or prospects of, the Corporation on a consolidated basis.

(bb)
Agreements and Actions:  The Corporation is not in violation of any term of the articles, notice of articles or constating documents thereof.  The Corporation is not in violation of any material term or provision of any agreement, indenture or other instrument applicable to it which would, or could, reasonably be expected to result in any material adverse effect on the business, condition (financial or otherwise), capital, affairs or operations of the Corporation on a consolidated basis, nor is the Corporation in default in the payment of any obligation owed which is now due and there is no action, suit, proceeding or investigation commenced, pending or, to the knowledge of the Corporation after due inquiry, threatened which, either in any case or in the aggregate, might reasonably be expected to result in any material adverse effect on the business, condition (financial or otherwise), capital, affairs, prospects or operations of the Corporation on a consolidated basis or in any of the material properties or assets thereof or in any material liability on the part of the Corporation on a consolidated basis or which places, or could reasonably be expected to place, in question the validity or enforceability of this Agreement, the Ancillary Documents or any document or instrument delivered, or to be delivered, by the Corporation pursuant hereto or thereto.

(cc)
Owner of Property:  The Corporation is the absolute legal and beneficial owner of, and has good and marketable title to, all of the material property or assets thereof as described in Schedule B, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, other than those described in Schedule B, and no other property rights are necessary for the conduct of the business of the Corporation on a consolidated basis as currently conducted or contemplated to be conducted, except as disclosed in Schedule B, the Corporation does not know of any claim or the basis for any claim that might or could reasonably be expected to adversely affect the right thereof to use, transfer or otherwise exploit such property rights and, except as disclosed in Schedule B, the Corporation does not have any responsibility or obligation to pay any commission, royalty, licence fee or similar payment to any Person with respect to the property rights of the Corporation.

(dd)
Mineral Rights:  The Corporation holds a right to earn an interest in the properties described in Schedule B, under valid, subsisting and enforceable title documents or other recognized and enforceable option agreements, sufficient to permit the Corporation to explore the minerals relating thereto, all such property, leases, claims or permits and all property, leases, claims or permits in which the Corporation has any interest or right have, to the best of the Corporation’s knowledge, been validly located and recorded in accordance with all applicable laws and are valid and subsisting, the Corporation has all necessary surface rights, access rights and other necessary rights and interests relating to the properties in which the Corporation has an interest as described in Schedule B, granting the Corporation the right and ability to explore for minerals, ore and metals for development purposes and subsequently produce therefrom, except as disclosed in Schedule B, and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is currently in good standing to the best of the Corporation’s knowledge.

(ee)
Property Agreements:  The Property Agreements and any documents and instruments referred to in the Property Agreements are, collectively, all of the agreements and other documents and instruments pursuant to which the Corporation holds its interests in its material property and assets (including any interest in, or right to earn an interest in, any material property).  Each of the Property Agreements and the documents and instruments referred to therein are valid and subsisting agreements, documents or instruments, are in full force and effect, enforceable in accordance with the terms thereof, and the Corporation is not in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged.  All of the properties and assets of the Corporation are in good standing under the applicable statutes and regulations of the jurisdictions in which they are situated, all leases, licences, claims and permits pursuant to which the Corporation derives the interests thereof in such property and assets are in good standing and there has been no material default under any such lease, licence, claim or permit and all taxes required to be paid with respect to such properties and assets to the date hereof have been paid.  None of the properties (or any interest in, or right to earn an interest in, any property) of the Corporation is subject to any right of first refusal or purchase or acquisition right which is not disclosed in the Information.

(ff)
Technical Reports:  The Corporation has duly filed with the applicable regulatory authorities all reports required by National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43-101”), and to the best of the Company’s knowledge, all such reports comply in all material respects with the requirements of NI 43-101.

(gg)
No Defaults:  The Corporation is not in default of any material term, covenant or condition under or in respect of any judgement, order, agreement or instrument to which it is a party or to which it or any of the property or assets thereof are or may be subject, and no event has occurred and is continuing, and no circumstance exists which has not been waived, which constitutes a default in respect of any commitment, agreement, document or other instrument to which the Corporation is a party or by which it is otherwise bound entitling any other party thereto to accelerate the maturity of any amount owing thereunder or which could have a material adverse effect upon the condition (financial or otherwise), capital, property, assets, operations or business of the Corporation on a consolidated basis.

(hh)
Compliance with Employment Laws:  The Corporation is in compliance with all laws and regulations respecting employment and employment practices, terms and conditions of employment, pay equity and wages, and has not and is not engaged in any unfair labour practice, there is no labour strike, dispute, slowdown, stoppage, complaint or grievance pending or, to the best of the knowledge of the Corporation after due inquiry, threatened against the Corporation, no union representation question exists respecting the employees of the Corporation and no collective bargaining agreement is in place or currently being negotiated by the Corporation, the Corporation has not received any notice of any unresolved matter and there are no outstanding orders under the Employment Standards Act (Ontario), the Human Rights Code (Ontario), the Occupational Health and Safety Act (Ontario) or the Workers’ Compensation Act (Ontario) or any other similar legislation in any jurisdiction in which the Corporation carries on business or has employees, no employee has any agreement as to the length of notice required to terminate his or her employment with the Corporation in excess of twelve months or equivalent compensation and all benefit and pension plans of the Corporation are funded in accordance with applicable laws and no past service funding liability exist thereunder.

(ii)
Employee Plans:  Each plan for retirement, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, pension, incentive or otherwise contributed to, or required to be contributed to, by the Corporation for the benefit of any current or former officer, director, employee or consultant of the Corporation has been maintained in material compliance with the terms thereof and with the requirements prescribed by any and all statutes, orders, rules, policies and regulations that are applicable to such plan.

(jj)
Debt Instruments:  The Corporation is not a party to any Debt Instrument or any agreement, contract or commitment to create, assume or issue any Debt Instrument other than in the ordinary course of business.

(kk)
Accruals:  All material accruals for unpaid vacation pay, premiums for unemployment insurance, health premiums, federal or provincial pension plan premiums, accrued wages, salaries and commissions and payments for any plan for any officer, director, employee or consultant of the Corporation have been accurately reflected in the books and records of the Corporation, as applicable.

(ll)
Work Stoppage:  There has not been, and there is not currently, any labour dispute which is adversely affecting or could reasonably be expected to adversely affect, in a material manner, the conduct of the business of the Corporation.

(mm)	Environmental Compliance:

(i)
The Corporation and the property, assets and operations thereof comply in all material respects with all applicable Environmental Laws (which term means and includes, without limitation, any and all applicable international, federal, provincial, state, municipal or local laws, statutes, regulations, treaties, orders, judgments, decrees, ordinances, official directives and all authorizations relating to the environment, occupational health and safety, or any Environmental Activity (which term means and includes, without limitation, any past, present or currently contemplated future activity, event or circumstance in respect of a Contaminant (which term means and includes, without limitation, any pollutants, dangerous substances, liquid wastes, hazardous wastes, hazardous materials, hazardous substances or contaminants or any other matter including any of the foregoing, as defined or described as such pursuant to any Environmental Law), including, without limitation, the storage, use, holding, collection, purchase, accumulation, assessment, generation, manufacture, construction, processing, treatment, stabilization, disposition, handling or transportation thereof, or the release, escape, leaching, dispersal or migration thereof into the natural environment, including the movement through or in the air, soil, surface water or groundwater);

(ii)
The Corporation does not have any knowledge of, and has not received any notice of, any material claim, judicial or administrative proceeding, pending or threatened against, or which may reasonably be expected to affect, the Corporation or any of the property, assets or operations thereof, relating to, or alleging any violation of any Environmental Laws, the Corporation is not aware of any facts which could give rise to any such claim or judicial or administrative proceeding and the Corporation does not have any knowledge that it or any of its property, assets or operations is the subject of any investigation, evaluation, audit or review by any Governmental Authority (which term means and includes, without limitation, any national, federal government, province, state, municipality or other political subdivision of any of the foregoing, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing) to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any Contaminant into the environment, except for compliance investigations conducted in the normal course by any Governmental Authority;

(iii)
The Corporation has not given or filed any notice under any federal, state, provincial or local law with respect to any Environmental Activity, and the Corporation does not have any knowledge of, and is not aware of, any liability (whether contingent or otherwise) in connection with any Environmental Activity and the Corporation is not aware of any notice being given under any federal, state, provincial or local law or of any liability (whether contingent or otherwise) with respect to any Environmental Activity relating to or affecting the Corporation or the property, assets, business or operations thereof;

(iv)
The Corporation does not store any hazardous or toxic waste or substance on the property thereof and the Corporation has not disposed of any hazardous or toxic waste, in a manner contrary to any Environmental Laws, and there are no Contaminants on any of the premises at which the Corporation carries on business, other than in compliance with Environmental Laws;

(v)
The Corporation is not subject to any contingent or other liability relating to the restoration or rehabilitation of land, water or any other part of the environment or non-compliance with Environmental Law; and

(vi)
There are no environmental audits, evaluations, assessments, studies or tests relating to the Corporation except for ongoing assessments conducted by or on behalf of the Corporation in the ordinary course.

(nn)
No Litigation:  There are no actions, suits, proceedings, inquiries or investigations existing, pending or, to the knowledge of the Corporation after due inquiry, threatened against or which adversely affect the Corporation or to which any of the property or assets thereof is subject, at law or equity, or before or by any court, federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which may in any way materially adversely affect the condition (financial or otherwise), capital, property, assets, operations or business of the Corporation on a consolidated basis or the ability of the Corporation to perform the obligations thereof and the Corporation is not subject to any judgement, order, writ, injunction, decree, award, rule, policy or regulation of any Governmental Authority, which, either separately or in the aggregate, may reasonably be expected to result in a material adverse effect on the condition (financial or otherwise), capital, property, assets, operations or business of the Corporation on a consolidated basis or the ability of the Corporation to perform its obligations under this Agreement or the Ancillary Documents.

(oo)	Intellectual Property: The Corporation owns or possesses no intellectual property.

(pp)
Non-Arm’s Length Transactions:  The Corporation does not owe any amount to, nor has the Corporation any present loans to, or borrowed any amount from or is otherwise indebted to, any officer, director, employee or securityholder thereof or any Person not dealing at “arm’s length” (as such term is defined in the Tax Act) with any of them except for usual employee reimbursements and compensation paid in the ordinary and normal course of the business of the Corporation.  Except usual employee or consulting arrangements made in the ordinary and normal course of business, the Corporation is not a party to any contract, agreement or understanding with any officer, director, employee or securityholder thereof or any other Person not dealing at arm’s length with the Corporation.  No officer, director or employee of the Corporation and no Person which is an affiliate or associate of any of the foregoing Person, owns, directly or indirectly, any interest (except for shares representing less than 10% of the outstanding shares of any class or series of any publicly traded company) in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in, a business competitive with the business of the Corporation (i.e., mineral exploration and development) which could reasonably be expected to materially adversely impact on the ability to properly perform the services to be performed by such Person for the Corporation.  No officer, director, employee or securityholder of the Corporation has any cause of action or other claim whatsoever against, or owes any amount to, the Corporation except for claims in the ordinary and normal course of the business of the Corporation such as for accrued vacation pay or other amounts or matters which would not be material to the Corporation.

(qq)
Flow-Through Shares:  Except as a result of any agreement, arrangement, undertaking, obligation or understanding to which the Corporation is not a party and of which it has no knowledge, upon issue, the Flow-Through Shares will be “flow-through shares” as defined in subsection 66(15) of the Tax Act and are not and will not be “prescribed shares” within the meaning of section 6202.1 of the regulations to the Tax Act and the applicable provisions of the Taxation Act (Québec).

(rr)	Principal-Business Corporation: The Corporation is a “principal-business corporation” as defined in subsection 66(15) of the Tax Act.

(ss)
Commitment Amount:  The Corporation has no reason to believe that it will be unable to incur, on or after the Closing Date and on or before the Termination Date or that it will be unable to renounce to the FT Purchasers, effective on or before December 31, 2010, Resource Expenses in an aggregate amount equal to the Commitment Amount and the Corporation has no reason to expect any reduction of such amount by virtue of subsection 66(12.73) of the Tax Act.

(tt)
Material Contracts:  The only material contracts to which the Corporation is a party or by which it is bound are disclosed in the Information and all such contracts are valid and subsisting agreements in full force and effect unamended and there exists no material default or event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any event or condition, would become a material default hereunder by any party thereto.

(uu)
Website:  The website of the Corporation does not contain material information with respect to the Corporation which is incomplete, incorrect or omits to state a fact so as to render such information misleading, or any news release which has not been disseminated on a news wire service and all information contained on such website complies with the Securities Laws of the Offering Jurisdictions including, without limitation, restrictions on promotional material disseminated before and during the Offering.

9.	Covenants of the Corporation

(a)
Consents and Approvals:  Immediately following the acceptance by the Corporation hereof, the Corporation covenants and agrees with the Agent and the Purchasers that the Corporation will use all reasonable commercial efforts to:

(i)
obtain the approval of the Stock Exchange in respect of the listing of the Subject Shares, and any other necessary regulatory consents or approvals of the Stock Exchange and the Securities Commissions of the Offering Jurisdictions for the Offering, to the extent not already obtained, on such terms as are mutually acceptable to the Agent and the Corporation, acting reasonably;

(ii)	arrange for the listing of the Subject Shares on the Stock Exchange as soon as possible; and

(iii)	make all necessary filings to obtain all other necessary regulatory and other consents and approvals required in connection with the transactions contemplated by this Agreement.

(b)	General: The Corporation hereby covenants and agrees with the Agent and the Purchasers that the Corporation will:

(i)
fulfill all legal requirements to permit the creation, issue, offering and sale of the Offered Securities, the issue of the Broker Warrants, the issue of the Broker Warrant Shares and Broker Warrant Underlying Warrants upon exercise of the Broker Warrants, and the issue of the Broker Warrant Underlying Warrant Shares upon exercise of the Broker Warrant Underlying Warrants, in each case, as contemplated in this Agreement including, without limitation, compliance with the Securities Laws of the Offering Jurisdictions to enable the Offered Securities to be offered for sale and sold to the Purchasers and the Broker Warrants to be issued to the Agent without the necessity of filing a prospectus, registration statement or similar document in the Offering Jurisdictions;

(ii)
use all reasonable commercial efforts to deliver to the Agent a copy of all press releases made and material change reports and other documents filed with any regulatory authority forthwith upon such press release being made or material change report or other document being filed in connection with the Offering;

(iii)
use all reasonable commercial efforts to maintain the listing of the Common Shares on the Stock Exchange and the status thereof as a reporting issuer not in default under the Securities Laws of each of the Reporting Provinces for a period of at least 24 months from the Closing Date; and

(iv)
forthwith after the Closing Date file such documents as may be required under the Securities Laws of the Offering Jurisdictions relating to the offering of the Offered Securities which, without limiting the generality of the foregoing, shall include a Form 45-106F1 as prescribed under NI 45-106.

(c)	Flow-Through Shares: The Corporation hereby covenants with the Agent and the FT Purchasers that:

(i)
for a period of at least 24 months from the Closing Date, the Corporation shall use all reasonable commercial efforts to remain a validly subsisting corporation licensed, registered or qualified as an extra-provincial or foreign corporation in all jurisdictions where the character of the properties owned or leased by the Corporation or the nature of the activities conducted by the Corporation make such licensing, registration or qualification necessary and shall carry on the business thereof in the ordinary course and in compliance in all material respects with all applicable laws, rules and regulations of each such jurisdiction

(ii)	the Corporation shall incur, during the Expenditure Period, Resource Expenses in an amount not less than the Commitment Amount;

(iii)
the Corporation shall renounce Resource Expenses in an amount equal to the Commitment Amount, in favour of the FT Purchasers and take all other actions necessary under the Tax Act and the Taxation Act (Québec) and within the time periods required under the Tax Act and the Taxation Act (Québec) in order for such renunciation to be valid and effective on or before December 31, 2010;

(iv)
the Corporation shall provide to the FT Purchasers as soon as possible after the Corporation has renounced Resource Expenses, all information and documents that the FT Purchasers may reasonably require for income tax purposes;

(v)
the Corporation shall keep proper and complete books, records and accounts  of all expenses incurred by the Corporation and all transactions affecting the FT Purchasers and the use of the Commitment Amount and, upon reasonable notice, if required by any FT Purchaser, by CRA or by the ministère du Revenue du Québec, shall make such books, records and accounts available for inspection and audit by or on behalf of any FT Purchaser by CRA or by the ministère du Revenue du Québec, as applicable;

(vi)
if the Corporation fails to renounce in favour of the FT Purchasers, Resource Expenses in an amount, after any adjustment pursuant to subsection 66(12.73) of the Tax Act, equal to the Commitment Amount in accordance with the Tax Act and the Taxation Act (Québec), the Corporation shall pay forthwith to the FT Purchasers after such failure becomes known an amount equal to the amount of any tax (within the meaning of “excluded obligation” in paragraph 6202.1(5)(b) of the regulations to the Tax Act or proposed paragraph 6202.1(5)(c) of the regulations to the Tax Act) payable under the Tax Act (and under any corresponding provincial legislation) by the FT Purchasers as a consequence of such failure to renounce by the Corporation, provided that nothing in this paragraph shall derogate from any rights or remedies the FT Purchasers may have at common law;

(vii)
the Corporation shall file with CRA and with the appropriate authorities in the Province of Québec and any other applicable provincial authorities within the time prescribed, and in any event on or before February 15, 2011, under subsection 66(12.68) of the Tax Act and the applicable section of the applicable provincial tax statute the forms prescribed for the purposes of such legislation, including, without limitation, the form T101 and any applicable provincial tax statute required to be filed by the end of the month after the month in which the Closing Date occurs together with a copy of the FT Subscription Agreements and any “selling instrument” contemplated by such legislation and by the FT Subscription Agreements and shall provide to the applicable FT Purchasers a copy of such forms certified by two officers of the Corporation;

(viii)
the Corporation shall maintain its status as a “principal-business corporation” as defined in subsection 66(15) of the Tax Act hereof until such time as all the Resource Expenses required to be renounced to FT Purchasers pursuant to the Offering have been incurred and validly renounced pursuant to the Tax Act;

(ix)
the Corporation shall not enter into any other agreement which would prevent or restrict its ability to renounce to the FT Purchasers Resource Expenses in an amount equal to the Commitment Amount and, if the Corporation is required under the Tax Act or otherwise to reduce Resource Expenses previously renounced to the FT Purchasers, the reduction shall be made pro rata by number of Flow-Through Shares purchased, provided that the Corporation shall not reduce Resource Expenses renounced to the FT Purchasers under the FT Subscription Agreements until it has first reduced, to the extent required, all CEE renounced to Persons other than the FT Purchasers under any other agreement pursuant to private placements or pursuant to other public offerings subsequent to the Offering;

(x)	the Resource Expenses to be renounced by the Corporation to the FT Purchasers:

(A)	will constitute CEE on the effective date of the renunciation and will qualify as Flow-Through Mining Expenditures,

(B)
will not include expenses that are “Canadian exploration and development overhead expenses” (as defined in the Regulations to the Tax Act for purposes of paragraph 66(12.6)(b) of the Tax Act) of the Corporation or amounts which constitute the cost of acquiring or obtaining the use of seismic data described in paragraph 66(12.6)(b.1) of the Tax Act or any expenses for prepaid services or rent that do not qualify as outlays and expenses for the applicable period as described in the definition of “expense” in subsection 66(15) of the Tax Act,

(C)	will not include any amount that has previously been renounced by the Corporation to the FT Purchasers or to any other Person, and

(D)	would be deductible by the Corporation in computing its income for the purposes of Part I of the Tax Act but for the renunciation thereof to the FT Purchasers;

(xi)	except as required by the Tax Act, the Corporation shall not reduce the amount renounced to the FT Purchasers pursuant to subsection 66(12.6) and 66(12.66) of the Tax Act;

(xii)
the Corporation shall not be subject to the provisions of subsection 66(12.67) of the Tax Act in a manner which impairs its ability to renounce Resource Expenses to the FT Purchasers in an amount equal to the Commitment Amount;

(xiii)
if the Corporation receives, or becomes entitled to receive, any government assistance which is described in the definition of “excluded obligation” in subsection 6202.1(5) of the regulations made under the Tax Act and the receipt of or entitlement to receive such government assistance has or will have the effect of reducing the amount of CEE validly renounced to the FT Purchasers to less than the Commitment Amount, the Corporation will incur additional Resource Expenses using funds from other sources in an amount equal to such assistance such that the aggregate Resource Expenses renounced to the FT Purchasers will be equal to the Commitment Amount; and

(xiv)
upon the Corporation becoming aware of the fact that the amount purportedly renounced pursuant to this Agreement exceeds the amount that it is entitled to renounce under the Tax Act, the Corporation will notify the Purchaser and the CRA immediately and comply with subsection 66(12.73) of the Tax Act, including the filing with the CRA of the statement contemplated therein, in an expeditious manner.

(d)
Use of Proceeds:  The gross proceeds raised from the issuance of the Flow-Through Shares will be used for Canadian Exploration Expenses which qualify as Flow-Through Mining Expenditures on the exploration of the Croxall property and the GP2 property as described in the information part of the claims listed in Schedule B to this Agreement. The gross proceeds from the Unit Offering will be used for general working capital purposes, including payment of the Agent’s cash commission and other expenses of the Offering.

(e)
Lock Up:  For a period of five months following the Closing Date, the Corporation agrees that it shall not without the prior written consent of the Agent, which consent shall not be unreasonably withheld or delayed, issue or announce the issuance of any of its Common Shares or other securities, other than pursuant to: (i) a bona fide acquisition by the Corporation or one of its affiliates; (ii) the issue of Common Shares upon the exercise of existing warrants and the exercise of options issued under the Stock Option Plan; or (iii) the grant of options under the Stock Option Plan.

(f)
Right of First Refusal:  The Agent shall have a right of first refusal to act as lead agent or underwriter or lead advisor with respect to any offering of securities by the Corporation, where an investment dealer or advisor is involved or proposes to be involved during the period ending six months after the Closing Date. Primary shall have a period of five days from the date of receipt of written notice from the Corporation of any such proposed financing, in which notice, the Corporation shall set forth in reasonable detail the terms of such proposed offering and the terms of compensation payable by the Corporation to Primary, to provide written notice to the Corporation that Primary intends to exercise its right of first refusal.  If Primary does not give written notice within such five day period, it shall be deemed to have waived its right in respect of such transaction. Should Primary fail, or be deemed to fail, to give notice within five days of the receipt of the Corporation’s notice, the Corporation may then make other arrangements to engage another source to obtain financing or advice on terms no less favourable to the Corporation than as set out in the written notice for a period of 30 days thereafter. Primary’s waiver of its right in respect of any one or more transactions will not constitute a waiver of its right of first refusal in respect of any other transaction. If another source is not engaged in connection with a transaction where Primary waives or is deemed to have waived its right of first refusal within 30 days following the date on which the five day period set forth above expires, the transaction shall be deemed to be a new transaction requiring the Corporation to give written notice to Primary as set forth above.

10.	Termination

(a)
Right of Termination:  The Agent shall be entitled, at its sole option, to terminate and cancel, without any liability on the part of the Agent, all of the obligations thereof under this Agreement and the obligations of any Person who has executed a Subscription Agreement, by notice in writing to that effect delivered to the Corporation prior to or at the Closing Time if:

(i)	the Agent is not satisfied in its sole discretion with the results of the due diligence review and investigation of the Corporation conducted by the Agent;

(ii)
there is in the sole opinion of the Agent a material change, change in a material fact, new material fact or a material fact or material change which has not been publicly disclosed, which might be expected to have a significant adverse effect on the condition (financial or otherwise), capital, property, assets, operations, business, affairs, profitability or prospects of the Corporation or on the market price or value of the Common Shares or any other securities of the Corporation or on the marketability of the Offered Securities;

(iii)
there should develop, occur or come into effect any occurrence of national or international consequence, or any action, law or regulation, inquiry or other event, act of terrorism, action or occurrence of any nature whatsoever which, in the sole opinion of the Agent, seriously affects, or would reasonably be expected to seriously affect, the financial markets, the condition (financial or otherwise), capital, property, assets, operations, business, affairs, profitability or prospects of the Corporation or the market price or value of the Common Shares or any other securities of the Corporation or the marketability of the Offered Securities;

(iv)	the state of the financial markets is such that in the sole opinion of the Agent it would be unprofitable to offer or continue to offer for sale the Offered Securities;

(v)
any order or ruling is issued, or any inquiry, action, suit, proceeding or investigation (whether formal or informal) is instituted or announced or threatened in relation to the Corporation or any of the directors, officers or principal shareholders of the Corporation (other than one based solely upon the activities or alleged activities of the Agent) or any law or regulation is promulgated or changed which prevents or restricts trading in or the distribution of the Offered Securities, the Common Shares or any other securities of the Corporation (other than one based solely upon the activities or alleged activities of the Agent) or any law or regulation is promulgated or changed which prevents or restricts trading in or the distribution of the Offered Securities, the Common Shares or any other securities of the Corporation (other than one based solely upon the activities or alleged activities of the Agent) or any law or regulation is promulgated or changed which prevents or restricts trading in or the distribution of the Offered Securities, the Common Shares or any other securities of the Corporation;

(vi)	any order to cease or suspend trading in any securities of the Corporation is made, threatened or announced by the Stock Exchange or any other securities regulatory authority; or

(vii)
the Corporation is in breach of any term, condition, covenant or agreement contained in this Agreement or in any Subscription Agreement or any representation or warranty given by the Corporation in this Agreement or in any Subscription Agreement is or becomes untrue, false or misleading.

(b)
Rights on Termination:  Any termination by the Agent pursuant to subsection 10(a) hereof shall be effected by notice in writing delivered by the Agent to the Corporation at the address thereof as set out in section 14 hereof.  The right of the Agent to so terminate the obligations thereof under this Agreement is in addition to such other remedies as the Agent may have in respect of any default, act or failure to act of the Corporation in respect of any of the matters contemplated by this Agreement.  In the event of a termination by the Agent pursuant to subsection 10(a) hereof there shall be no further liability on the part of the Agent to the Corporation or of the Corporation to the Agent except any liability which may have arisen or may thereafter arise under either section 11 or 12 hereof.

11.	Indemnity and Contribution

(a)
Indemnity:  The Corporation hereby covenants and agrees to protect, indemnify and hold harmless the Agent and each investment dealer which is a member of any agency or selling group formed by the Agent in connection with the Offering, each of the associates and affiliates of each of them and the respective directors, officers, employees, shareholders, partners and advisors (collectively, the “Personnel”) of the Agent and each investment dealer which is a member of any agency group formed by the Agent in connection with the Offering and of each of the associates and affiliates of each of them (in this section 11 each an “Indemnified Person” and collectively the “Indemnified Persons”) from and against all losses (other than a loss of profits), claims, damages, payments, liabilities, costs, fines, penalties and expenses (including the amount paid in settlement of any claim, action, suit or proceeding and the fees and expenses of counsel on a solicitor and his own client basis incurred obtaining advice in respect of, or in defending or settling, any such claim, action, suit or proceeding), joint or several, of whatsoever nature or kind to which an Indemnified Person may become subject or otherwise involved in any capacity under statute or common law or otherwise caused or incurred by reason of or in any way arising, directly or indirectly, from, by virtue of, or related to, enforcing the provisions of this Agreement or any Subscription Agreement, or:

(i)	the Agent having acted as the Agent of the Corporation in respect of the Offering (other than by reason of the negligence, wilful misconduct or bad faith of the Agent);

(ii)
any statement or information contained in the Information which at the time and in light of the circumstances under which it was made containing or being alleged to contain a misrepresentation or being or being alleged to be untrue, false or misleading;

(iii)
the omission or alleged omission to state in the Information any material fact required to be stated therein or necessary to make any statement therein not misleading in light of the circumstances under which it was made;

(iv)
any order made or inquiry, investigation or proceeding commenced or threatened by any officer or official of the Stock Exchange, any securities commission or authority or any other competent authority, not based upon the activities or the alleged activities of the Agent or any member of any agency group formed by the Agent in connection with the Offering;

(v)
the non-compliance or alleged non-compliance by the Corporation with any of the Securities Laws of the Offering Jurisdictions or any other applicable law in connection with the transactions contemplated herein;

(vi)	any negligence or wilful misconduct by the Corporation relating to or connected with the sale by the Corporation of the Offered Securities;

(vii)
any misrepresentation or alleged misrepresentation (except any made by the Agent and for which the Agent did not rely on any information provided by the Corporation or anyone acting on its behalf) relating to the Offering or the Offered Securities, whether oral or written and whether made during and in connection with the Offering or in respect of the trading of the Offered Securities in the secondary market after the completion of the Offering, where such misrepresentation or alleged misrepresentation may give or gives rise to any other liability under any statute in any jurisdiction which is in force on the date of this Agreement or which comes into force after that date;

(viii)
any failure or alleged failure to make timely disclosure of any material change by the Corporation, whether such failure or alleged failure occurs during the Offering or after the completion of the Offering, where such failure relates to the Offering or the Offered Securities and may give or gives rise to any liability under any statute in any jurisdiction which is in force on the date of this Agreement or which comes into force after that date; or

(ix)
the breach of, or default under, any term, condition, covenant or agreement of the Corporation made or contained herein or in any other document of the Corporation delivered pursuant hereto or made by the Corporation in connection with the sale of the Offered Securities or any representation or warranty of the Corporation made or contained herein or in any other document of the Corporation delivered pursuant hereto or in connection with the sale of the Offered Securities being or being alleged to be untrue, false or misleading.

provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

(i)
the Indemnified Person or any Personnel has been negligent or dishonest or has committed any fraudulent act or engaged in wilful misconduct in the course of such performance or has breached any material provision of this Agreement; and

(ii)	the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed were caused by the negligence, dishonesty, fraud, wilful misconduct or material breach of this Agreement.

If any matter or thing contemplated by this section 11 shall be asserted against any Indemnified Person in respect of which indemnification is or might reasonably be considered to be provided hereunder, such Indemnified Person shall notify the Corporation as soon as possible of the nature of such claim and the

Corporation shall be entitled, but not required, to assume the defence of any action, suit or proceeding brought to enforce such claim; provided, however, that the defence shall be through legal counsel reasonably acceptable to the Indemnified Person and that no settlement may be made by the Corporation or the Indemnified Person without the prior written consent of the other of them and the Corporation shall not be liable for any settlement of any such claim unless it has consented in writing to such settlement.

Failure by the Agent and/or the Indemnified Person to so notify the Corporation as contemplated in this paragraph shall not relieve the Corporation of its obligation of indemnification hereunder unless (and only to the extent that) such failure results in forfeiture by the Corporation or material impairment of its substantive rights or defences. The Corporation shall, throughout the course of any investigation as contemplated herein, provide copies of all relevant documentation to the Agent, will keep the Agent advised of the progress thereof and will discuss with the Agent all significant actions proposed.

The Corporation agrees that in case any legal proceeding shall be brought against the Corporation and/or any Indemnified Person by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Corporation and/or any Indemnified Person and any Personnel shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Corporation by any Indemnified Person under this Agreement, such Indemnified Person shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Agent and/or each investment dealer which is a member of the agency group formed by the Agent in respect of the Offering and/or each of their associates and affiliates, for time spent by its Personnel in connection therewith) and out-of-pocket expenses incurred by its Personnel in connection therewith shall be paid by the Corporation as they occur on demand by the Agent.

(b)
Counsel:  In any claim referred to in section 11 hereof, the Indemnified Person shall have the right to retain separate legal counsel to act on behalf of such Indemnified Person provided that the fees and disbursements of such separate legal counsel shall be paid by the Indemnified Person unless:

(i)	the Corporation fails to assume the defence of such claim on behalf of the Indemnified Person within ten days of receiving notice of such claim;

(ii)	the Corporation and the Indemnified Person shall have mutually agreed to the retention of such separate legal counsel; or

(iii)	the named parties to such claim (including any added, third or impleaded parties) include both the Corporation and the Indemnified Person and the

Indemnified Person has been advised by legal counsel that representation of both the Corporation and the Indemnified Person by the same legal counsel would be inappropriate due to actual or potential differing interests between them;

in which event or events the fees and disbursements of such separate legal counsel shall be paid by the Corporation, subject as hereinafter provided.  Where more than one Indemnified Person is entitled to retain separate counsel in the circumstances described in this subsection 11(b), all Indemnified Persons shall be represented by one separate legal counsel and the fees and disbursements of only one separate legal counsel for all Indemnified Persons shall be paid by the Corporation, unless:

(i)	the Corporation and the Indemnified Persons have mutually agreed to the retention of more than one legal counsel for the Indemnified Persons; or

(ii)
the Indemnified Persons have or any of them has been advised in writing by legal counsel that representation of all of the Indemnified Persons by the same legal counsel would be inappropriate due to actual or potential differing interests between them.

(c)
Waiver of Right:  The Corporation hereby waives its right to recover contribution from the Agent and the other Indemnified Persons with respect to any liability of the Corporation by reason of or arising out of the indemnity provided by the Corporation in this section 11; provided, however, that such waiver shall not apply in respect of the Agent for any liability directly caused or incurred by reason or arising out of any information or statements relating solely to, and provided by, the Agent or any failure by the Agent in connection with the Offering to provide to Purchasers any document which the Corporation is required to provide to the Purchasers and which the Corporation has provided or made available to the Agent to forward to the Purchasers, or any breach by the Agent, for any reason, of its covenants contained in subsection 3(c) hereof.

(d)	Contribution:

(i)
In order to provide for just and equitable contribution in circumstances in which the indemnity contained in this section 11 is, for any reason of policy or otherwise, held to be unavailable to or unenforceable by, in whole or in part, an Indemnified Person other than in accordance with the provisions of this section 11, the Corporation shall contribute to the aggregate losses (other than a loss of profit), claims, damages, payments, liabilities, costs, fines, penalties and expenses (including the amount paid in settlement of any claim, action, suit or proceeding and the fees and expenses of counsel on a solicitor and his own client basis incurred obtaining advice in respect of, or in defending or settling, any such claim, action, suit or proceeding) of the nature contemplated by such indemnity incurred or paid by the Indemnified Person in such proportion as is appropriate to reflect not only the relative benefits received by the Corporation on the one hand and the Indemnified Person on the other hand in connection with the Offering but also the relative fault of the Corporation on the one hand and the Indemnified Person on the other hand in connection with the matters, things and actions which resulted in such losses, claims, damages, payments, liabilities, costs, fines, penalties or expenses as well as any other relevant equitable considerations or, if such allocation is not permitted by applicable law, in such proportion so that the Indemnified Person shall be responsible for the proportion represented by the percentage that the Agent’s commission per Offered Security bears to the Purchase Price and the Corporation shall be responsible for the balance, whether or not they are a party to the same or separate claims; provided, however, that no Person who has engaged in any dishonesty, fraud, fraudulent misrepresentation, negligence or wilful default shall be entitled to contribution from any Person who has not engaged in any dishonesty, fraud, fraudulent misrepresentation, negligence or wilful default and further provided that in no event shall the Agent be responsible for any amount in excess of the cash commission actually received from the Corporation under this Agreement and retained by the Agent.  For purposes of this subsection 11(d), relative fault shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact relates to information supplied by the Corporation on the one hand or the Agent on the other hand and the relevant intent, knowledge, access to information and opportunity to correct or prevent any such untrue statement or omission of the Corporation and the Indemnified Person.

(ii)
In the event that the Corporation is held to be entitled to contribution from the Agent under the provisions of any statute or law, the Corporation shall be limited to such contribution in an amount not exceeding the lesser of:

(A)	the portion of the amount of the loss or liability giving rise to such contribution for which the Agent is responsible as determined in accordance with this subsection 11(d); and

(B)	the amount of the Agent’s commission actually received from the Corporation under this Agreement and retained by the Agent.

(iii)
For purposes of this subsection 11(d), each party hereto shall give prompt notice to the other party hereto of any claim, action, suit or proceeding threatened or commenced in respect of which a claim for contribution may be made under this subsection 11(d) , provided that failure by a party to so notify the other party as contemplated in this paragraph shall not relieve the other party of its obligations of contribution hereunder unless (and only to the extent that) such failure results in forfeiture by the other party or material impairment of its substantive rights or defences.

(e)
Held in Trust:  To the extent that the indemnity contained in subsection 11(a) hereof is given in favour of a Person who is not a party to this Agreement, the Corporation hereby constitutes the Agent as trustee for such Person for such indemnity and the covenants given by Corporation to such Person in this Agreement.  The Agent hereby accepts such trust and hold such indemnity and covenants for the benefit of such Persons.  The benefit of such indemnity and covenants shall be held by the Agent in trust for the Persons in favour of whom such indemnities and covenants are given and may be enforced directly by such Persons.

12.	Expenses

The Corporation will pay all reasonable costs and expenses incurred in connection with the Offering including, without limitation, the fees and expenses of the Agent and counsel to the Agent (to a maximum in respect of fees of counsel to the Agent of $25,000 (exclusive of taxes)), all expenses of or incidental to the creation, issue, sale and distribution of the Offered Securities and the expenses of the counsel, auditors and transfer agent of the Corporation and all filing fees.  All fees and expenses shall be payable by the Corporation immediately upon receiving an invoice therefore from the Agent and shall be payable by the Corporation whether or not the Offering is completed.

13.	Conditions

All of the terms and conditions contained in this Agreement to be satisfied by the Corporation prior to the Closing Time shall be construed as conditions and any breach or failure by the Corporation to comply with any of such terms and conditions shall entitle the Agent to terminate the obligations thereof to complete the Closing by written notice to that effect given by the Agent to the Corporation prior to the Closing Time.  It is understood and agreed that the Agent may waive in whole or in part, or extend the time for compliance with, any of such terms and conditions without prejudice to the rights thereof in respect of any other such term and condition or any other or subsequent breach or non-compliance; provided that to be binding on the Agent any such waiver or extension must be in writing and signed by the Agent.  If the Agent shall elect to terminate the obligations thereof to complete the Closing as aforesaid, whether the reason for such termination is within or beyond the control of the Corporation, the liability of the Corporation hereunder shall be limited to the indemnity referred to in section 11 hereof and the right to contribution referred to in section 11 hereof.

14.	Notices

Any notice or other communications required or permitted to be given hereunder shall be in writing and shall be personally delivered or sent by telecopier on a Business Day to the following addresses:

(a)	in the case of the Corporation

Mill City Gold Corp.
4719 Chapel Road NW
Calgary, Alberta
T2L 1A7

Attention:       James R. Brown, President & Chief Executive Officer
Telecopier:     (403) 640-4024

with a copy to:

DuMoulin Black LLP
10th Floor, 595 Howe Street
Vancouver, British Columbia
V6C 2T5
Attention:        Corey Dean
Telecopier:      (604) 687-8772

(b)	in the case of the Agent:

Primary Capital Inc.
Exchange Tower
130 King Street West, Suite 2110
P.O. Box 91
Toronto, Ontario
M5X 1B1

Attention:         Robert Pollock, Chief Executive Officer
Telecopier:       (416) 214-5954

with a copy to:

Cassels Brock & Blackwell LLP
2100 Scotia Plaza
40 King Street West
Toronto, ON M5H 3C2

Attention:          Jay Goldman
Telecopier:        (416) 644-9337

Either the Corporation or the Agent may change its address for notice by notice given in the manner aforesaid.  Any such notice or other communication shall be in writing, and unless delivered to a responsible officer of the addressee, shall be given by telecopier, and shall be deemed to have been given on the day on which it was delivered or sent by telecopier.

15.	Miscellaneous

(a)
Governing Law:  This Agreement shall be governed by and be interpreted in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the parties hereto irrevocably attorn to the jurisdiction of the courts of such province.

(b)	Time of Essence: Time shall be of the essence of this Agreement.

(c)
Survival:  All representations, warranties, covenants and agreements of the parties herein contained or contained in any documents contemplated by, or delivered pursuant to, this Agreement or in connection with the purchase and sale of the Offered Securities shall survive the purchase and sale of the Offered Securities and the termination of this Agreement and shall continue in full force and effect, for a period of two years regardless of any subsequent disposition of the Offered Securities or the Warrants Shares, or any investigation by or on behalf of the Agent.  Notwithstanding the foregoing, the representations, warranties and covenants of the Corporation contained in this Agreement in respect of the Flow-Through Shares and the Flow-Through Offering, shall continue in full force and effect for the benefit of the FT Purchasers.

(d)
Counterparts:  This Agreement may be executed by any one or more of the parties to this Agreement by facsimile or other electronic means, in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement.

(e)
Entire Agreement:  This Agreement constitutes the entire agreement between the Corporation and the Agent in connection with the issue and sale of the Offered Securities by the Corporation and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, including, but not limited to, any engagement agreement or term sheet relating to the Offering between the Corporation and the Agent.

(f)
Severability:  If any provision of this Agreement is determined to be void or unenforceable in whole or in part, it shall be deemed not to affect or impair the validity of any other provision of this Agreement and such void or unenforceable provision shall be severed from this Agreement.

(g)
Language: The parties hereto acknowledge and confirm that they have requested that this Agreement as well as all notices and other documents contemplated hereby be drawn up in the English language.  Les parties aux présentes reconnaissent et confirment qu’elles ont convenu que la présente convention ainsi que tous les avis et documents qui s’y rattachent soient rédigés dans la langue anglaise.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK.

Would you kindly confirm the agreement of the Corporation to the foregoing by executing four duplicate copies of this Agreement and thereafter returning two such executed copies to the Agent.

Yours truly,

PRIMARY CAPITAL INC. Per: /s/ Robert Pollock Authorized Signing Officer

The undersigned hereby accepts and agrees to the foregoing as of the 20th day of October, 2010.

MILL CITY GOLD CORP.

Per:   /s/ James R. Brown
Authorized Signing Officer

Schedule A

Outstanding Convertible Securities

Securities	Common Shares Reserved	Details
Stock Options	9,865,000	Exercisable at prices ranging from $0.10 to $0.25 per Common Share, with expiry dates between February 2011 and September 2015.

Warrants	5,624,999	Exercisable at prices ranging from $0.20 to $0.40 per Common Share, expiring in June 2011.
Property Agreements	Nil(1)	N/A

TOTAL	15,489,999

(1)           Under the terms of the Property Agreements, the Corporation may extend for one year the time for completion of each milestone of the Corporation's work commitments by giving notice to the optionor(s) under the applicable Property Agreement and issuing common shares to said optionor(s), being 125,000 common shares in respect of the Croxall property and 250,000 common shares in respect of the GP2 property.

A - 1

Schedule B

Property Interests

Croxall Property – the Corporation has an option to acquire a 75% interest in the Croxall property comprised of the claims set out below pursuant to a letter agreement dated September 21, 2010 between the Corporation and Temex Resources Corp. ("Temex"), subject to the terms and conditions set out therein.  The claims comprising the Croxall property are currently recorded in the name of Temex pursuant to an option agreement dated June 22, 2009 (the "Croxall Agreement") among James Croxall, Margaret Kangas, Robert John De Carle (collectively, the "Optionors") and Temex, pursuant to which the Optionors have granted Temex an option to earn a 100% interest to the Croxall Property.  There is a 2.5% net smelter returns royalty ("NSRR") payable to the Optionors under the Croxall Agreement, of which 1.3% of the NSRR may be purchased for $1,300,000, subject to adjustment.  An advance minimum royalty of $9,000 per annum for a period not to exceed 10 years is also payable, subject to adjustment, in the event commercial production has not occurred by the 1st anniversary of the date of exercise of the option under the Croxall Agreement.

Claims comprising Croxall property

	Claim Number	Ontario Mining Division
1	998017	Porcupine
2	998021	Porcupine
3	998246	Porcupine
4	998247	Porcupine
5	998248	Porcupine
6	1033734	Porcupine
7	1033736	Porcupine
8	1033737	Porcupine
9	1126672	Porcupine
10	849065	Porcupine
11	849066	Porcupine
12	849067	Porcupine
13	849068	Porcupine
14	849069	Porcupine
15	871790	Porcupine
16	871791	Porcupine
17	871792	Porcupine
18	871793	Porcupine
19	871794	Porcupine
20	871795	Porcupine
21	871796	Porcupine
22	871797	Porcupine
23	880298	Porcupine
24	880299	Porcupine
25	880300	Porcupine
26	880301	Porcupine
27	880302	Porcupine
28	880303	Porcupine

29	880304	Porcupine
30	880305	Porcupine
31	880306	Porcupine
32	880307	Porcupine
33	880308	Porcupine
34	880309	Porcupine
35	880310	Porcupine
36	889259	Porcupine
37	889260	Porcupine
38	889261	Porcupine
39	889262	Porcupine
40	889263	Porcupine
41	889264	Porcupine
42	900409	Porcupine
43	900410	Porcupine
44	900411	Porcupine
45	900412	Porcupine
46	900413	Porcupine
47	900414	Porcupine
48	900415	Porcupine
49	905588	Porcupine
50	988131	Porcupine
51	988132	Porcupine
52	988133	Porcupine
53	1159644	Porcupine
54	1159645	Porcupine
55	1177832	Porcupine
56	880296	Porcupine
57	880297	Porcupine
58	905586	Porcupine
59	905587	Porcupine

GP2 Property – the Corporation has an option to acquire an undivided 50% participating interest in the GP2 property comprised of the claims set out below pursuant to a letter agreement dated September 2, 2008 among the Corporation, Temex and Rainy Mountain Royalty Corp. (formerly East West Resource Corporation) in connection with an option and joint venture agreement relating to the GP2 property, subject to the terms and conditions therein.

	Claim Number	Ontario Mining Division
1	4216155	Thunder Bay
2	4216156	Thunder Bay
3	4216157	Thunder Bay
4	4216158	Thunder Bay
5	4216159	Thunder Bay
6	4216160	Thunder Bay
7	4216161	Thunder Bay
8	4216162	Thunder Bay
9	4216163	Thunder Bay
10	4216164	Thunder Bay
11	4216165	Thunder Bay

12	4216185	Thunder Bay
13	4216186	Thunder Bay
14	4216187	Thunder Bay
15	4216188	Thunder Bay
16	4216189	Thunder Bay
17	4216190	Thunder Bay